Exhibit 99.1

PRESS RELEASE

3975 East Bayshore Road
Palo Alto, CA 94303
Phone: (650) 962-9111
Fax: (650) 967-8713
www.southwall.com
Contacts: Thomas G. Hood, President and CEO thood@southwall.com Michael E. Seifert, Sr. Vice President and CFO mseifert@southwall.com

Southwall Announces Extension

to Letter Agreement with Needham & Company

PALO ALTO, Calif. -December 1, 2003--Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, today announced that it has entered into an extension of the letter agreement dated November 11, 2003 with Needham & Company, Inc. The letter agreement outlines the principal elements of a proposed bank guarantee and equity financing package with Needham or its affiliates of up to $5 million. The letter agreement, which was due to expire on November 30, 2003 if definitive agreements for the financing were not entered into by that date, has been extended to December 5, 2003, while the parties work to complete negotiation of the definitive agreements.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin-film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin-film coatings to over 25 countries around the world. Southwall's customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain SEKURIT, and Volvo.

About Needham & Company

Needham & Company, Inc., a leading U.S. investment banking, securities and asset management firm focused primarily on serving emerging growth industries and their investors. Further information is available at www.needhamco.com.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward- looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that Southwall and Needham will not enter into definitive agreements, that the terms of the definitive agreements will be materially different from those described in the letter agreement, that Needham will not be satisfied with its due diligence review of the company, that the conditions for Needham's obligations to provide one or more of the guarantees or to buy some or all of the company's preferred stock will not be satisfied or that such guarantees will otherwise not be provided or that such shares will otherwise not be purchased, that the company's lenders, landlords, lessors, vendors, or other creditors will not agree to amendments of their arrangements with the company that are satisfactory to Needham or at all, that the guarantees and the proceeds from the stock sales described herein will not be sufficient to allow Southwall to meet its obligations or otherwise remain liquid, that the company will default under its credit facility, that the company will not receive an exemption from the Nasdaq National Market stockholder approval requirements, that Southwall's common stock may be voluntarily or involuntarily removed from listing on the Nasdaq National Market, that the company will not reach agreement with its new chairman of the board and that he will not accept such a position, that the company's circumstances will trigger defaults under one or more of its borrowing arrangements, and that the transactions contemplated in this release will have a material adverse effect on the trading price of Southwall's common stock, as well as risks associated with the company's failure to meet covenants under credit facilities and strains on its liquidity. Further risks are detailed in the company's filings with the Securities and Exchange Commission, including those set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, as amended by an Annual Report on Form 10-K/A filed on April 9, 2003, and its Quarterly Report on Form 10-Q for the quarters ended March 30, 2003, June 29, 2003 and September 28, 2003, which were filed on May 14, 2003, August 14, 2003 and November 17, 2003 (as amended by the Quarterly Report on Form 10- Q/A filed on November 19, 2003), respectively, its Current Report on Form 8-K, which was filed on November 12, 2003 (as amended by the Current Report on Form 8-K/A filed on November 12, 2003), and its Current Report on Form 8-K, which will be filed on December 1, 2003.